Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Eupraxia Pharmaceuticals Inc.

We consent to the use of our report dated March 20, 2025, with respect to the consolidated financial statements of Eupraxia Pharmaceuticals Inc., which comprises the consolidated balance sheets as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for each of the years then ended, and the related notes, which is incorporated herein by reference.

/s/ KPMG LLP

Chartered Professional Accountants

February 4, 2026

Vancouver, Canada